   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1997
                                                     REGISTRATION NO. 333-______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ----------------------

                            New World Coffee, Inc.

                            ----------------------

             (Exact name of registrant as specified in its charter)

                      Delaware                           13-3690261
          (State or other jurisdiction of             (I.R.S. Employer
           incorporation or organization)             Identification No.)

                                    379 West Broadway
                                New York, New York  10012
                                      (212) 343-0552
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ----------------------

                                R. Ramin Kamfar
                     Chief Executive Officer and President
                               379 West Broadway
                            New York, New York 10012
                                 (212) 343-0552
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ----------------------

                                   Copies to:

                              Alan I. Annex, Esq.
                            William N. Haddad, Esq.
                          Camhy Karlinsky & Stein LLP
                           1740 Broadway, 16th Floor
                         New York, New York 10019-4315
                                 (212) 977-6600

                            ----------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX.[ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434 UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX. [ ]

=============================================================================================================
                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================

Title of each class of securities    Amount to be   Proposed            Proposed             Amount of
to be registered                     registered     maximum offering    maximum              registration fee
                                                    price               aggregate offering
                                                    Per Share (1)       price (1)
-------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value       999,999  shs.  $1.5                $1,499,999             $455
=============================================================================================================

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of the Common Stock reported on the NASDAQ-NMS on April 24, 1997.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED APRIL 28, 1997.

                                  PROSPECTUS

                            NEW WORLD COFFEE, INC.

                                 COMMON STOCK

                                999,999 SHARES

     This Prospectus relates to 999,999 shares of Common Stock (the "Shares") of New World Coffee, Inc. ("New World Coffee" or the "Company"), which may be offered from time to time by one or all of the selling shareholders named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales. The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares. See "Plan of Distribution."

     The Common Stock of the Company is traded on the NASDAQ National Market System ("NASDAQ-NMS") under the symbol NWCI. On April 24, 1997 the closing sale price of the Company's Common Stock on the NASDAQ-NMS was $1.50 per
share. The Selling Shareholders may sell all or a portion of the Shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify certain of the Selling Shareholders with respect to the Shares against certain liabilities including certain liabilities under the Securities Act. To the extent required, the specified Shares to be sold, the names of the Selling Shareholders, the public offering price, the names of any such broker-dealers, and any applicable commission or discount with respect to any particular offer will be set forth in a Prospectus supplement. Each of the Selling Shareholders reserves the right to accept or to reject, in whole or in part, any proposed purchase of the Common Stock. See "Plan of Distribution." Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.
                            -----------------------

                 AN INVESTMENT IN THE COMMON STOCK INVOLVES A
         HIGH DEGREE OF RISK.  SEE "RISK FACTORS" COMMENCING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street,
N.W., Washington, D.C. 20549.   The Commission maintains a Web site that
contains reports, proxy and information statements and other information regarding the Company that is filed electronically with the Commission and the address of such Web site is http://www.sec.gov.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional Office of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company that have been filed with the Commission are hereby incorporated by reference in this Prospectus: (a) Annual Report on Form 10-KSB/A for the fiscal year ended December 29, 1996; (b) Current Report on Form 8-K dated February 26, 1997; and (c) Amendment No. 1 to Current Report on Form 8-K dated October 25, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to Mr. Jerold Novack, Vice President-Finance, at New World Coffee, Inc., 379 West Broadway, New York, New York 10012, (212) 343-0552.

                                  THE COMPANY


     New World Coffee, Inc. currently owns and operates 40 specialty coffee cafes, consisting of 28 in New York, seven in Connecticut, three in Pennsylvania and two in New Jersey, making the Company the second largest specialty coffee retail chain in the northeastern United States. With its recent acquisition of Willoughby's Incorporated ("Willoughby's"), the Company's coffee purveyor and roaster since its inception, the Company has become vertically integrated in its operations, reduced its coffee costs, improved its quality control, and entered into the mail order and wholesale businesses. The Company seeks to differentiate itself from other specialty coffee retailers by serving high quality, freshly roasted coffee (generally delivered to its stores within 24 hours of roasting) and a variety of fresh, high quality gourmet foods in a sophisticated, award-winning cafe design environment.

     In recent years, the specialty coffee retail business has grown rapidly. Industry sources estimate that total retail sales of specialty coffee through all distribution channels will grow to $5.0 billion by 1999 from an estimated $1.5 billion in 1989 and that coffee stores, including espresso carts and kiosks, will be the fastest growing distribution channel. The consumption of specialty coffee drinks is also growing rapidly, with the percent of U.S. population drinking cappuccino increasing 42% from 1995 to 1996. Management believes this growth has been driven by (i) the increasing demand for premium food and drink items, (ii) the popularity of coffee bars as gathering places, and (iii) greater awareness and appreciation of gourmet coffee drinks.

     In 1996, the Company restructured its operations and added senior management personnel with significant experience in retailing and food service as well as real estate development. Most importantly, the Company hired Bruce Morningstar, previously the Director-Northeast Development of Starbucks Corporation ("Starbucks"), as Vice President-Real Estate, and John DeNapoli, previously Chief Operating Officer of Atlantic Foods Corporate, a Boston Market franchisee, as Vice President-Operations. In addition, the Company deployed a state-of-the-art, personal computer-based point-of-sale management information system which significantly enhanced its ability to track and improve its store profitability. The Company also refocused its site selection strategy to solely target high-traffic, high-visibility residential and shopping locations. Such locations typically generate higher revenue since they are open seven days per week and attract breakfast, lunch and afternoon and evening traffic as compared to business district sites which are open five days per week and do not attract afternoon and evening traffic. In order to better serve this market, the Company developed a larger, more comfortable store concept designed to create a neighborhood gathering place environment. In addition, the larger store concept offers expanded retailing space to enable the Company to better capture whole bean and merchandise sales. The Company's existing stores vary in size from 225 to 2,670 retail square feet, with newer stores averaging approximately 1,800 retail square feet.

     The Company was incorporated in Delaware in October 1992. The Company's executive offices are located at 379 West Broadway, New York, New York, 10012, and its telephone number is (212) 343-0552.

                                  RISK FACTORS

     Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision. This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996 with respect to the financial condition and business of the Company. The words "estimate," "plan," "intend," "expect," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     History of Operating Losses. The Company has been in existence since October 1992 and opened its first specialty coffee cafe in February 1993. To date, the Company has never reported net income for any fiscal year. Although the Company has experienced significant revenue growth and store level profit since inception, there can be no assurance that this growth will continue or that the Company will be profitable on a quarterly or annual basis in the future. As of December 29, 1996, the Company had an accumulated deficit of $10,542,729.

     Growth Strategy.   The Company is pursuing an aggressive growth strategy,
the success of which will depend in large part upon its ability to open new stores and to operate existing and new stores profitably. From the end of 1993 through 1996, the Company expanded the number of its stores from 3 to 40. This expansion was achieved through the opening of new stores and the acquisition of existing stores from other specialty coffee retailers. The Company currently plans to add additional stores within the next 12 months. The Company's planned expansion will present numerous operational and competitive challenges to the Company's senior management and employees. There can be no assurance that the Company will find attractive acquisition candidates in the future, that acquisitions can be consummated on acceptable terms, that any acquired companies can be integrated successfully into the Company's operations or that any such acquisitions will not have an adverse effect on the Company's financial condition or results of operations. The Company anticipates that expansion into new geographic regions will entail opening multiple stores in those regions in a relatively short period of time.

     Achievement of the Company's expansion plans will depend in part upon its ability to: (i) select, and compete successfully in, new markets; (ii) obtain suitable sites at acceptable costs in highly competitive real estate markets;
(iii) hire, train, and retain qualified personnel; (iv) integrate new stores into existing distribution, inventory control, and information systems; and (v) maintain quality control. The Company will incur start-up costs in connection with entering new markets, primarily associated with recruiting and training new regional management and their support staff. In addition, the opening of additional stores in current markets could have the effect of adversely impacting sales at certain of the Company's existing stores. There can be no assurance that the Company will achieve its planned expansion goals, manage its growth effectively, or operate its existing and new stores profitably. The failure of the Company to achieve its expansion goals on a timely basis, if at all, manage its growth effectively or operate existing or any new stores profitably would have a material adverse effect on the Company's results of operations. In accordance with the Company's strategy of focusing on larger stores in residential and shopping areas, the Company announced the closing of five primarily business district stores in the second quarter of 1996. There can be no assurance that the Company's strategy of targeting residential and shopping areas will prove to be successful.

     Need for Additional Financing.   In order to achieve and maintain the
Company's anticipated growth rate, including geographic expansions and in order to make future debt payments including, but not limited to those in connection with the acquisition of Willoughby's, the Company believes that it will have to obtain bank financing or sell additional debt or equity (or hybrid) securities in public and private financings. In addition, the Company may incur debt or issue equity securities in order to finance acquisitions. Any such financing could dilute the interests of investors in this offering. There can be no assurance that any such additional financing will be available or, if it is available, that it will be in such amounts and on such terms as will be satisfactory to the Company.

     Seasonal Fluctuations and Quarterly Operating Results.   Historically, the
Company's operations have been seasonal, with the lowest sales and profitability occurring in the first quarter, reflecting decreased traffic as a result of inhospitable winter weather and shorter days due to daylight savings time. The Company's results of operations may also fluctuate from quarter to quarter in the future as a result of the amount and timing of sales contributed by new and acquired stores and the integration of new stores into the operations of the Company, as well as other factors including marketing programs. The addition of a larger number of stores as is anticipated with the Company's store expansion program can therefore significantly affect results of operations on a quarter by quarter basis.

     Fluctuations in Availability and Cost of Green Coffee.   The Company
depends upon both its outside brokers and its direct contacts with exporters in countries of origin for the supply of its primary raw material, green coffee. Coffee is the world's second largest traded commodity and its supply and price are subject to volatility beyond the control or influence of the Company. Although most coffee trades in the commodity market, coffee of the quality sought by the Company tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political, and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries, that have historically attempted to establish commodity prices of green coffee through agreements creating export quotas or restricting coffee supplies worldwide. No assurance can be given that such organizations (or others) will not succeed in raising green coffee prices, or that, if so, the Company will be able to maintain its gross margins by raising its prices to its customers. As of the date of this Prospectus, green coffee commodity contracts for near-term delivery months are trading at the $1.60 to $2.00 per pound price level which is at a premium to their near recent historical trading levels of $1.10 to $1.20 per pound. Increases in the price of green coffees, or the unavailability of adequate supplies of green coffees of the quality sought by the Company, whether due to the failure of its suppliers to perform, conditions in the coffee-producing countries, or otherwise, could have a material adverse effect on the Company's results of operations.

     To mitigate the risks associated with increases in coffee prices and to allow greater predictability in the prices the Company pays for its coffees over extended periods of time, the Company typically enters into fixed-price purchase commitments for a portion of its green coffee requirements. There can be no assurance that these activities will successfully protect the Company against the risks of increases in coffee prices or that they will not result in the Company's payment of substantially more for its supply of coffee than it would have been required to pay absent such activities.

     Competition.   The market for specialty coffees is fragmented and highly
competitive, and competition is increasing substantially. The Company's coffee beverages compete directly against all restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts, and stores. The Company's whole bean coffees compete directly against specialty coffees sold at retail through supermarkets and a growing number of specialty coffee stores. Both the Company's whole bean coffees and its coffee beverages compete indirectly against all other brands on the market. The coffee industry is dominated by several large companies such as Kraft General Foods, Inc., Proctor & Gamble Co., and Nestle, S.A., many of which have begun marketing gourmet coffee products. While the market for specialty gourmet coffee stores remains fragmented, the Company competes directly with the market leader, Starbucks, among others. Starbucks is rapidly expanding geographically and has substantially greater financial, marketing and other resources than the Company. Other competitors, some of which may have greater financial and other resources than the Company, may also enter the markets in which the Company currently operates or intends to expand. The Company competes against other specialty retailers and restaurants for store sites, and there can be no assurance that management will be able to continue to secure adequate sites at acceptable rent levels.

     Geographic Concentration; Fluctuations in Regional Economic Conditions. All of the Company's specialty coffee cafes are currently located in the northeastern United States, with a majority located in New York City. As a result, the Company's success will depend in large part upon factors affecting general economic conditions and discretionary consumer spending in this region. Any economic downturn or reduction in consumer spending in this region could have a material adverse effect on the Company.

     Lack of Product Diversification.   The Company's business is centered
around essentially one product, coffee. To date, the Company's operations have been limited to the purchase and roasting of green coffees, the sale of whole bean coffees and coffee beverages, along with related products, through its specialty coffee cafes. Any decrease in demand for specialty coffee could have a material adverse effect on the Company's business, operating results and financial condition.

     Reliance on Key Personnel. The Company's success will depend to a large degree upon the efforts and abilities of its officers and key management employees, particularly R. Ramin Kamfar, the Company's President and Chief Executive Officer, Jerold Novack - the Company's Vice President-Finance, and Bruce Morningstar, the Company's Vice President-Real Estate. The loss of the services of one or more of its key employees could have a material adverse effect on the Company's business prospects and/or potential earning capacity. The Company has entered into employment and non-competition agreements with each of its executive officers. The Company carries key person life insurance in the amount of $1.5 million on Mr. Kamfar, of which the Company is the sole beneficiary.

     Influence by Certain Existing Stockholders.   The Company's executive
officers and directors beneficially own approximately 17.7% of the outstanding shares of Common Stock. As a result, such stockholders will be in a position to influence the affairs of the Company and certain matters requiring a stockholder vote, including the election of directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the Company's assets.

     Authorization of Preferred Stock.   The Company's Certificate of
Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Pursuant thereto, the Company presently has 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock outstanding. Issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any new shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     Absence of Cash Dividends.   The Company has paid no cash dividends on any
of its shares of capital stock since its inception and at the present time does not anticipate paying dividends on the Common Stock in the foreseeable future. Any future dividends will depend on the earnings, if any, of the Company, its financial requirements, contractual commitments and other factors.

     Shares Eligible for Future Sale.   Sales of a substantial number of shares
of Common Stock into the public market following the date of this Prospectus could materially adversely affect the prevailing market price for the Common Stock. The Company has filed a registration statement with respect to the offering (the "Public Offering") of such number of shares of Common Stock resulting in minimum and maximum gross proceeds of $4,000,000 and $6,000,000, respectively. In addition to the shares of Common Stock offered pursuant to the Public Offering, as of the effective date of the Registration Statement there will be 6,245,498 shares of Common Stock outstanding, 1,447,369 of such shares are "restricted securities" ("Restricted Shares") pursuant to Rule 144
promulgated under the Securities Act.   In addition, if the outstanding shares
of Series A Preferred Stock and Series B Preferred Stock had been converted into shares of Common Stock on March 1, 1997, the Company would have been required to issue 1,142,917 additional Restricted Shares. On April 1, 1997, 153,841 of such Restricted Shares will become eligible for sale in the public market pursuant to Rule 144, all of which will be subject to the volume and other resale restrictions under the Securities Act. The Company is obligated to file registration statements covering the resale of all Restricted Shares. With respect to the shares issuable upon conversion of the outstanding shares of Series A Preferred Stock, the Company is currently obligated to fulfill its registration obligation. The Company is negotiating with the holders of an aggregate of 115 shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock. With respect to the shares issuable in connection with the exchange of Series A Preferred Stock and upon conversion of the Series B Preferred Stock, the Company will become obligated to file a registration statement within 60 days after the completion of the exchange of Series A Preferred Stock for the Series B Preferred Stock and/or unregistered shares of Common Stock. Subject to certain exceptions, no shares of Series B Preferred

Stock may be converted into Common Stock until June 1, 1997 at which time such shares of Preferred Stock may be converted at a rate not to exceed 25% per month. The holder of 182,000 of the Shares has agreed not to offer, sell, contract or otherwise dispose either directly or indirectly of such shares until August 31, 1997. There can be no assurance that the resale of Restricted Sales will not have an adverse impact on the market for shares of Common Stock in the future.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Shareholders on April 23, 1997, the number of shares (the "Shares") covered by this Prospectus and the amount and percentage ownership of the Selling Shareholder after the offering assuming all the shares covered by this Prospectus are sold by the Selling Shareholders. Except as otherwise indicated by footnote below, none of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company.

                                             COMMON STOCK BENEFICIALLY                COMMON STOCK BENEFICIALLY
                                            OWNED PRIOR TO THE OFFERING   NUMBER OF    OWNED AFTER THE OFFERING
                                            ----------------------------    SHARES    --------------------------
                                                                          REGISTERED
NAME OF SELLING SHAREHOLDER                     NUMBER         PERCENT    HEREUNDER     NUMBER        PERCENT
------------------------------------------  ---------------  -----------  ----------  -----------  -------------
Lawrence Altshul                                 32,692           *          25,000        7,692           *
Jerry Bassin                                     23,062           *          15,370        7,692           *
Paul & Judith Berkman                            12,800           *          12,800            0           *
Michael Bollag                                   66,373        1.0%          62,000        4,373           *
Benjamin Bollag                                  89,750        1.4%          62,000       27,750           *
EP Opportunity Fund, L.L.C.                     181,818        2.8%         181,818            0           *
James Flaum                                       6,210           *           6,210            0           *
John Harte                                       10,240           *          10,240            0           *
Christopher Harte                                10,240           *          10,240            0           *
James Jacobs                                      8,540           *           8,540            0           *
Robin Kachel                                      6,140           *           6,140            0           *
Natalie Karp                                     17,080           *          17,080            0           *
Helen Kohn                                       20,000           *          20,000            0           *
Ray Kralovic                                      6,140           *           6,140            0           *
Ronald Krinick                                   34,772           *          17,080       17,692           *
Jim Leibel Profit Sharing Trust                  18,780           *          18,780            0           *
Mid-Lakes                                        33,316           *          10,240       23,076           *
Victor Mueller                                    6,140           *           6,140            0           *
Nadia One, Inc.                                  70,725        1.1%          70,725            0           *
Gary & Sally Nickele                              6,210           *           6,210            0           *
Rahn & Bodmer                                    21,350           *          21,350            0           *
Edward Raskin Trust                              19,216           *          15,370        3,846           *
Alan Rubin                                       21,350           *          21,350            0           *
Leonard Russin                                   20,492           *          12,800        7,692           *
Michael Schmerin                                 17,080           *          17,080            0           *
Judy Shapiro                                     23,062           *          15,370        7,692           *
Danielle Spira Irrevocable Trust                 12,800           *          12,800            0           *
Steven Spira                                     20,492           *          12,800        7,692           *
Ronit Sucoff                                     20,000           *          20,000            0           *
Robertson Stephens Global Low-Priced
 Stock Fund                                     479,500        7.4%         182,000      297,500        4.6%
Universal Partners                               12,800           *          12,800            0           *
Windy City, Inc.                                 20,492           *          12,800        7.692           *
WNC Corporation                                  70,726        1.1%          70,726            0           *

_________________________
* Represents less than one percent (1%) of the issued and outstanding Common Stock.

                              PLAN OF DISTRIBUTION

     The sale of all or a portion of the Shares by the Selling Shareholders may be effected from time to time in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Shares on the NASDAQ-NMS at the time of the sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify certain of the Selling Shareholders with respect to the Shares of Common Stock offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     To the extent required under the Securities Act, a supplemental Prospectus will be filed, disclosing (a) the name of any such broker-dealers, (b) the number of shares involved, (c) the price at which such shares are to be sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     Each Selling Shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases of any of the securities by the Selling Shareholders.

     There is no assurance that any of the Selling Shareholders will sell any of the Shares.

     The Company has agreed to pay certain costs and expenses incurred in connection with the registration of the Shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Shares.

     The Company has agreed to keep the registration statement relating to the offering and sale by the Selling Shareholders of the Shares continuously effective until such date as such Shares may be resold without registration under the provisions of the Securities Act, under Rule 144 thereof or otherwise.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock, $0.001 par value. As of April 23, 1997, 6,452,915 shares of Common Stock, 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock were outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time-to-time by the Board of Directors from funds legally available therefor, subject to the dividend preferences of the Preferred Stock, if any. Each member of the Company's Board of Directors stands for election at each annual meeting of the Company's stockholders. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the Preferred Stock, if any. Holders of Common Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Common Stock into any other securities. Any action taken by common stockholders must be taken at an annual or special meeting and may not be taken by written consent. The outstanding shares of Common Stock are, and the shares of Common Stock to be outstanding upon the completion of the offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company's authorized capital stock includes 2,000,000 shares of Preferred Stock, $.001 par value per share. As of March 24, 1997, the Company had no shares of Preferred Stock outstanding except for 145 shares of Series A Preferred Stock and 137.5 shares of Series B Preferred Stock described below. The Company continues to negotiate with the holders of 115 shares of Series A Preferred Stock to exchange such shares for Series B Preferred Stock and/or unregistered shares of Common Stock. The Board of Directors of the Company has the authority, without shareholder approval, to issue the Preferred Stock in one or more series and to fix the relative rights and preferences thereof. The terms of such Preferred Stock could include the right to vote, separately or with any other series of Preferred Stock, on any proposed amendment to the Company's Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions. Such rights could adversely affect the voting power of the holders of Common Stock. In addition, the ability of the Company to issue the authorized but unissued shares of Preferred Stock could be utilized to impede potential take-overs of the Company.

SERIES A PREFERRED STOCK

     The Series A Preferred Stock ranks: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with the Series B Preferred Stock and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     The Series A Preferred Stock bears no dividends, and the holders of shares ("Holders") of Series A Preferred Stock shall not be entitled to received dividends on the Series A Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to the Senior Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) $10,000 for each outstanding share of Series A Preferred Stock and (ii) an amount equal to eight percent (8%) of $10,000 per annum for the period that has passed since the date that, in connection with the consummation of the purchase by Holder of shares of Series A Preferred Stock from the Company, the escrow agent first had in its possession funds representing full payment for the shares of Series A Preferred Stock.

     Each record Holder of Series A Preferred Stock shall be entitled, subject to the Company's right of redemption under certain circumstances, to convert Series A Preferred Stock (in multiples of one (1) share) into that number of fully-paid and non-assessable shares of Common Stock calculated in accordance with a formula set forth in the Certificate of Designation of Series A Preferred Stock. Assuming conversion as of March 1, 1997, the outstanding shares of Series A Preferred Stock were convertible into an aggregate 665,710 shares of Common Stock.

     The Holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law").

     Pursuant to the terms of the Certificate of Designation of Series A Preferred Stock, the Company may not create a new series of stock on parity with the Series A Preferred Stock without the prior approval of the Holders representing at least 75% of the then outstanding shares of Series A Preferred Stock and at least 75% of the then outstanding Holders. In connection with the creation of the Series B Preferred Stock, the Company has obtained the consent of at least 75% of the then outstanding Holders but has not yet obtained the consent of at least 75% of the then outstanding shares of Series A Preferred Stock.

     Pursuant to the terms of a registration rights agreement, the Company is obligated to file a registration statement under the Securities Act with respect to the shares of Common Stock into which the shares of Series A Preferred Stock may be converted. As of the date of this Prospectus, the Company has not satisfied such obligation. The Company intends to file a registration statement with respect to such shares following the date of this Prospectus.

SERIES B PREFERRED STOCK

     The Series B Preferred Stock ranks: (i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively, the "Senior B Securities"); (ii) prior to all the Common Stock; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock (collectively with the Common Stock, "Junior B Securities"); (iv) on parity with the Series A Preferred Stock and any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity B Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     The Series B Preferred Stock bears no dividends and the holders of shares of Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of Series B Preferred Stock shall be entitled to receive, immediately after any distributions to the Senior B Securities required by the Company's Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior B Securities but in parity with any distribution to Parity B Securities, an amount per share equal to the sum of (i) $11,800 (the "Original Series B Issue Price") for each outstanding share of Series B Preferred Stock and (ii) an amount equal to eight percent (8%) of the Original Series B Issue Price per annum for the period that has passed since the date of issuance of Series B Preferred Stock by the Company.

     Each record Holder of Series B Preferred Stock shall be entitled (at the times and in the amounts set forth below) and subject to the Company's right of redemption under certain circumstances to convert whole or (if necessary to convert the maximum amount allowable) fractional shares of Series B Preferred Stock as follows:

     Lock Up Period: The Series B Preferred Stock shall not be convertible into Common Stock until six (6) months following December 1, 1996 (the "Lock-Up Period").

     Conversion Quota:   Beginning on the first day following the termination of
the Lock-Up Period (the "Initial Conversion Gate"), each Holder shall accrue the right to convert into Common Stock up to 20% of the aggregate number of shares of Series B Preferred Stock issued to such Holder, and for each month that expires thereafter, Holder shall accrue (the "Accrual Rate") the right to convert an additional 20% of the shares of the Series B Preferred Stock issued to such Holder (the number of shares that may be converted at any time, in the aggregate, is herein referred to as the Conversion Quota), all at the Series B Conversion Rate (as defined below). In the event that Holder elects not to convert its full Conversion Quota during any month, the unconverted amount shall be carried forward and added to the Conversion Quota. Each Holder may, from time to time, convert any portion of the Conversion Quota; provided, however, that in no event shall Holder convert during any month more than 25% of the shares of Series B Preferred Stock issued to Holder.

     If the Closing Bid Price (as defined in the Certificate of Designation of Series B Preferred Stock) of the Common Stock is $3.40 or greater for twenty consecutive trading days at any time before the end of the Lock-Up Period, notwithstanding the Lock-Up Period, each Holder's Accrual Rate for each month during which the twentieth day of such trading days falls shall equal 25% of the shares of Series B Preferred Stock issued to such Holder.

     The Initial Conversion Gate and each subsequent one month period referenced above are hereinafter referred to singularly as a Conversion Gate. At the applicable Conversion Gate and at any time thereafter, the percentage of Series B Preferred Stock issued to such Holder which is available for conversion as set forth above is convertible into that number of fully-paid and non-assessable shares of Common Stock of the Company calculated in accordance with a formula set forth in the Certificate of Designation of Series B Preferred Stock (the "Series B Conversion Rate"). Assuming conversion as of March 1, 1997, the outstanding shares of Series B Preferred Stock were convertible into an aggregate of 477,207 shares of Common Stock.

     The Holders of the Series B Preferred Stock have no voting power whatsoever, except as provided by Delaware Law.

     Pursuant to the terms of agreements entered into between the Company and holders of shares of Series B Preferred Stock, the Company is required to register under the Securities Act the shares of Common Stock issuable upon conversion of the Series B Preferred Stock within 60 days after the completion of the exchange of the Series A Preferred Stock for Series B Preferred Stock and/or unregistered shares of Common Stock. The Company intends to file a registration statement with respect to such shares following the date of this Prospectus.

WARRANTS

     As of February 28, 1997, the Company had outstanding warrants exercisable for an aggregate of 757,398 shares of Common Stock at a weighted average exercise price of $5.64 per share.

TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company.


                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. A partner in such firm serves at the request of the Board of Directors of the Company as Secretary of the Company. Such partner beneficially owns 3,000 shares of Common Stock. In addition, such partner and one other partner hold options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $5.50 per share.

                                  EXPERTS

     The financial statements of the Company for the years ended December 31, 1995 and December 29, 1996 incorporated in this Prospectus by reference from the Company's Form 10-KSB/A, as filed with the SEC on April 4, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

     The Company has not entered into indemnification agreements with any of its directors. The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock being registered hereby. Except for the SEC registration fee, all expenses are estimated.

       Item                                      Amount
       ----------------------------------------  -------
       SEC registration fee....................   $  455
       Printing and engraving expenses.........    5,000
       Legal fees and expenses.................    5,000
       Auditors' accounting fees and expenses..    2,500
                                                  ------
       Total...................................   12,955

  In addition, the Selling Shareholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Shares offered hereby.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware Law). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by Delaware Law any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his or her duties as such director or officer.

  The Company has not entered into indemnification agreements with any of its directors. The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and Bylaws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 16.  EXHIBITS.

Exhibit
Number   Description of Document
-------  -----------------------
    4.1  Specimen Common Stock Certificate of Registrant/(1)/

    4.2 Form of Representatives' Warrant Agreement, including form of Representatives' Warrant/(1)/

Exhibit
Number   Description of Document
-------  -----------------------
    4.3  Certificate of Designation of Series A Preferred Stock/(2)/

    4.4  Certificate of Designation of Series B Preferred Stock/(3)/

    4.5  Registration Rights Agreement with respect to Series A
         Preferred Stock/(2)/

    4.6  Registration Rights Agreement by and among the Registrant,
         Barry H. Levine and Robert B. Williams/(4)/

    4.7  Promissory Note by and between the Registrant and Robert B.
         Williams/(4)/

    4.8  Promissory Note by and between the Registrant and Barry H.
         Levine/(4)/

    4.9  Placement Agent Warrant Agreement (including form of
         Warrant Certificate)/(5)/

    5.1  Opinion of Camhy Karlinsky & Stein LLP

   23.1  Consent of Arthur Andersen LLP

   23.2  Consent of Camhy Karlinsky & Stein LLP (included as part of
         Exhibit 5.1)
   24.1  Power of Attorney (contained on signature page)

-------------
(1) Incorporated by reference to Registrant's Registration Statement on Form SB-2 (33-95764).
(2) Incorporated by reference to Registrant's Current Report on Form 8-K dated July 12, 1996.
(3) Incorporated by reference to Registrant's Annual Report on Form 10-KSB/A for fiscal year ended December 29, 1996.
(4) Incorporated by reference to Registrant's Current Report on Form 8-K dated November 12, 1996.
(5)  To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

  (a)  The undersigned registrant hereby undertakes:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

    (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraph 1(i) and 1(ii) do not apply if the information required in a post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and incorporated by reference in this registration statement.

  2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 22nd day of April, 1997.


                                      New World Coffee, Inc.

                                      By:   /s/   R. Ramin Kamfar
                                          ------------------------------------
                                                  R. RAMIN KAMFAR
                                          CHIEF EXECUTIVE OFFICER, PRESIDENT AND
                                                       DIRECTOR


                                      By:        /s/   Jerold E. Novack
                                          ------------------------------------
                                                  JEROLD E. NOVACK
                                               CHIEF FINANCIAL OFFICER


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                           TITLE                    DATE
           ---------                           -----                    ----
/s/    R. Ramin Kamfar            President, Chief                 April 22, 1997
-------------------------------   Executive Officer and
       R. RAMIN KAMFAR            Director (Principal
                                  Executive Officer)

/s/    Jerold E. Novack           Vice President--Finance          April 22, 1997
-------------------------------   (Principal Accounting Officer)
      JEROLD E. NOVACK


/s/   Keith F. Barket             Director                         April 22, 1997
-------------------------------
      KEITH F. BARKET


/s/   Gwenn M. Cagann             Director                         April 22, 1997
-------------------------------
      GWENN M. CAGANN


 /s/   Jack E. Bush               Director                         April 22, 1997
-------------------------------
       JACK E. BUSH


/s/    Steven A. Rothstein        Director                         April 22, 1997
-------------------------------
       STEVEN A. ROTHSTEIN


/s/    Kevin R. Greene            Director                         April 22, 1997
-------------------------------
       KEVIN R. GREENE


 /s/   Edward McCabe              Director                         April 22, 1997
-------------------------------
      EDWARD MCCABE


 /s/    Ronald S. Hari            Director                         April 22, 1997
-------------------------------
       RONALD S. HARI

                               POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of R. Ramin Kamfar and Jerold E. Novack, singly, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

  In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



      Signature               Title                  Date
      ---------               -----                  ----

/s/ Keith F. Barket
____________________         Director           April 22, 1997
Keith F. Barket


/s/ Gwenn M. Cagann
____________________         Director           April 22, 1997
Gwenn M. Cagann

/s/ Jack E. Bush
____________________         Director           April 22, 1997
Jack E. Bush

/s/ Stephen A. Rothatein
________________________     Director           April 22, 1997
Steven A. Rothstein


____________________         Director           April   , 1997
Kevin R. Greene


/s/ Edward McCabe
____________________         Director           April 22, 1997
Edward McCabe

/s/ Ronald S. Hari
____________________         Director           April 22, 1997
Ronald S. Hari